Exhibit 5.1

August 24, 2020

Agilysys, Inc.

1000 Windward Concourse, Suite 250

Alpharetta, Georgia 30005

RE:	Agilysys, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Agilysys, Inc., an Ohio corporation (the “Company”), in connection with certain matters relating to the Company’s registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed resale by the selling stockholder listed in the Registration Statement of up to 1,735,457 shares (the “Conversion Shares”) of common stock, without par value, of the Company (“Common Stock”) issuable upon conversion of the Company’s Series A Convertible Preferred Stock, without par value (“Convertible Preferred Stock”), issued pursuant to that certain Investment Agreement, dated May 11, 2020, by and between the Company and MAK Capital One L.L.C. (the “Investment Agreement”) in a private placement that closed on May 22, 2020, all of which Conversion Shares may be sold from time to time and on a delayed or continuous basis, as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined copies of (a) the Company’s Articles of Incorporation, as amended (the “Articles”) (including the Certificate of Amendment to the Articles filed with the Ohio Secretary of State on May 22, 2020 establishing the terms of the Convertible Preferred Stock (the “Certificate of Amendment”)), (b) the Company’s Code of Regulations, as amended, (c) the Investment Agreement, (d) the Registration Rights Agreement, dated May 22, 2020, by and among the Company, MAK Capital Fund L.P. and MAK Capital Distressed Debt Fund I, LP, (e) the Prospectus, and (f) copies of such agreements, documents, instruments, and records as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents submitted to us, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof. We have also assumed receipt of the shareholder approval contemplated by Nasdaq Listing Standard Rule 5635 with respect to the issuance of the Conversion Shares upon conversion of the Convertible Preferred Stock in excess of the limitations imposed by such rules. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company, including the Conversion Shares, and/or adjustments to outstanding securities of the Company, including shares of the Convertible Preferred Stock, may cause the shares of Convertible Preferred Stock to be exercisable for more shares of Common Stock than the number that remains authorized but unissued.

This opinion is based as to matters of law solely on the applicable provisions of the Ohio General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules, or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to, and limited by the foregoing, we are of the opinion that the Conversion Shares issuable upon conversion of the Convertible Preferred Stock have been duly authorized by the Company and, when issued and delivered upon such conversion in accordance with the Articles and the Certificate of Amendment, will be duly authorized, validly issued, fully paid and nonassessable.

August 24, 2020

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP